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                                 EXHIBIT 99.6


PATRIOT AMERICAN HOSPITALITY             INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                    FOSTER PLAZA TEN
SUITE 6001                               680 ANDERSEN DRIVE
DALLAS, TX  75207                        PITTSBURGH, PA  15220
NYSE: PAH                                NYSE: IHC


AT PATRIOT AMERICAN, HOSPITALITY:
--------------------------------
MEDIA INQUIRIES:                      ANALYST INQUIRIES:
Suzanne Cottraux                      Mike Silverman
V.P. of Corporate Communications      V.P. of Finance
& Investor Relations                  (214) 863-1265
(214) 863-1258

AT INTERSTATE HOTELS COMPANY:
-----------------------------
MEDIA INQUIRIES:                      ANALYST INQUIRIES:
Tom Loftus                            Lisa O'Connor
Director of Corporate Communications  Director of Finance and Investor Relations
(412) 937-3382                        (412) 937-3319

FOR IMMEDIATE RELEASE
APRIL 8, 1998

        PATRIOT AMERICAN, WYNDHAM INTERNATIONAL AND INTERSTATE HOTELS
              UPDATE STATUS OF LEGAL PROCEEDINGS REGARDING MERGER
                           OF PATRIOT AND INTERSTATE

DALLAS, TX AND PITTSBURGH, PA - APRIL 8, 1998 - PATRIOT AMERICAN HOSPITALITY, INC., WHOSE SHARES ARE PAIRED (NYSE: PAH) AND TRADE AS A SINGLE UNIT WITH THOSE OF WYNDHAM INTERNATIONAL, INC., AND INTERSTATE HOTELS COMPANY (NYSE: IHC) jointly announced today that the Court of Appeals for the United States Fourth Circuit Court heard Marriott International's appeal to enjoin Interstate's merger with and into Patriot American and remanded the case to the trial court for reconsideration and expedited resolution, with the recommendation that the district court judge expedite the trial and that the Court of Appeals would hold itself ready for any emergency appeals as needed.

Both Interstate and Patriot American are seeking to resolve their differences with Marriott out of court but no assurance can be given as to whether or when a resolution will be reached.

Cash elections have been previously submitted with respect to approximately 92% of Interstate's outstanding common shares. Of shares so submitted, approximately 43.36% are entitled to be exchanged for cash at the rate of $37.50 per share in the Merger. Interstate will permit its shareholders who have previously made cash elections to request the return of that portion of their shares which will not be exchanged for cash upon completion of the merger. This accommodation will enable the remitted shares to be traded prior to completion of the merger. Interstate shareholders may contact the Exchange Agent, American Stock Transfer & Trust Company, at (800) 937-5449 to obtain additional information on how to request the prompt return of their shares.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.

Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.
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ABOUT INTERSTATE HOTELS COMPANY

Based in Pittsburgh, Pa., Interstate Hotels Company is the largest independent hotel management company in the United States. As of April 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has controlling interest in 41 hotels.



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